77D.
Change to Fund's Investment Objectives and
Policies(Unaudited)
As approved by the Fund's Board of
Directors, the Fund will
Consider American Depositary Receipts
("ADRs") purchased by
The Fund to be foreign securities under the Fund's investment
Objectives and policies.